Exhibit 77(o)

                  Transactions Effected Pursuant to Rule 10f-3

6/26/03 Reliant Resources, Inc. - ING High Yield Bond Fund, ING High Yield Opportunity Fund and ING Intermediate Bond Fund


7/10/03 Calpine Corp. - ING High Yield Bond Fund (1 issue), ING High Yield Opportunity Fund (1 issue), ING Intermediate Bond Fund (2 issues) and ING Strategic Bond Fund (1 issue)

8/15/03 Dex Media West - ING High Yield Bond Fund (2 issues), ING High Yield Opportunity Fund (2 issue)

Affiliated underwriter was ING Financial Markets, LLC for all three transactions.